Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2014 Financial Results

Higher Net Sales and Margins Generate Strong Earnings Growth
CORAL GABLES, FL. - October 28, 2014 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended September 26, 2014. The Company reported earnings per diluted share of $0.35 for the third quarter of 2014, compared with earnings per diluted share of $0.11 in the third quarter of 2013.
“We are pleased to report a strong third quarter,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Our performance was driven by higher sales volume in our banana and other fresh produce business segments and increased worldwide banana selling prices. We focused on maximizing sales to markets with the highest demand for Del Monte® branded products, benefiting from our logistics capabilities to quickly capitalize on market opportunities. As we look forward, we will adhere to our long-term strategic plan to further diversify our product line, expand our distribution channels and presence in new and existing markets, and increase value for our shareholders.”
Net sales for the third quarter of 2014 increased 3% to $884.6 million, compared with $861.1 million in the third quarter of 2013. The increase for the quarter was driven by higher net sales in the Company's banana and other fresh produce business segments, primarily due to increased sales volume of bananas and pineapples in North America and higher worldwide banana selling prices.
Gross profit for the third quarter of 2014 increased 39% to $73.9 million, compared with $53.0 million in the third quarter of 2013. The increase was primarily due to higher gross profit in the Company's banana business segment, principally due to increased selling prices and favorable exchange rates. The Company also benefited from lower ocean freight and distribution costs and ongoing operational efficiencies.
Operating income for the third quarter of 2014 increased $21.9 million to $29.3 million, compared with operating income of $7.4 million in the third quarter of 2013.
Net income for the third quarter of 2014 increased $13.5 million to $19.9 million, compared with net income of $6.4 million in the third quarter of 2013.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Income Statement:	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Net sales	$884.6	$861.1	$2,998.2	$2,803.8
Cost of products sold	810.7	808.1	2,696.1	2,546.3
Gross profit	73.9	53.0	302.1	257.5

Selling, general and administrative expenses (1)	44.6	45.3	132.6	133.6
Gain (loss) on disposal of property, plant and equipment	0.2	(0.2)	0.4	0.3
Asset impairment and other charges, net (1),(2)	0.2	0.1	0.1	12.1
Operating income	29.3	7.4	169.8	112.1

Interest expense, net	0.4	0.2	2.3	1.5
Other expense (income), net (3)	4.2	0.2	7.1	(15.7)

Income before income taxes	24.7	7.0	160.4	126.3

Provision for income taxes	4.0	1.6	15.4	17.1
Net income	$20.7	$5.4	$145.0	$109.2

Less: Net income (loss) attributable to noncontrolling interests	0.8	(1.0)	2.2	(0.3)
Net income attributable to Fresh Del Monte Produce Inc.	$19.9	$6.4	$142.8	$109.5

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.36	$0.11	$2.54	$1.94

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.35	$0.11	$2.53	$1.92

Dividends declared per ordinary share	$0.125	$0.125	$0.375	$0.375

Weighted average number of ordinary shares:
Basic	55,901,110	55,737,224	56,174,870	56,521,941
Diluted	56,339,077	56,079,606	56,549,096	56,887,004

Selected Income Statement Data:
Depreciation and amortization	$18.3	$17.3	$54.4	$52.0

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.35	$0.11	$2.53	$1.92
Asset impairment and other charges, net (1),(2)	—	—	—	0.21
Favorable settlement of litigation (3)	—	—	—	(0.29)
Comparable net income - Diluted (4)	$0.35	$0.11	$2.53	$1.84

(1)
For the quarter and nine months ended September 27, 2013, we reclassified $1.0 million related to unfavorable litigation from selling, general and administrative expenses to asset impairment and other charges, net.

(2)
Asset impairment and other charges, net, for the quarter and nine months ended September 26, 2014 related principally to restructuring activities in the United Kingdom and Germany, previously announced exit activities in Brazil partially offset by a gain on litigation in Hawaii. Asset impairment and other charges, net, for the quarter ended September 27, 2013 principally included unfavorable litigation, asset impairments related to the closure of an underutilized distribution center in Germany and for underperforming assets in the Philippines and exit activity charges related to under-utilized distribution centers in Poland partially offset by a gain on sale of assets previously impaired in 2012 related to an under-utilized facility in the United Kingdom. The nine months ended September 27, 2013 also included asset impairment charges principally related to previously announced exit activities in Brazil, asset impairments related to underperforming assets in Costa Rica and charges related to the closure of an under-utilized distribution center in Germany.

(3)	Favorable judgment awarded in litigation for the nine months ended September 27, 2013 for $16.6 million.

(4)
Management reviews comparable operating income, comparable net income and comparable net income per share and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 26, 2014				September 27, 2013
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$423.8	48%	$22.5	30%	$402.3	47%	$1.3	3%
Other Fresh Produce	371.0	42%	40.7	55%	366.1	42%	41.0	77%
Prepared Food	89.8	10%	10.7	15%	92.7	11%	10.7	20%
	$884.6	100%	$73.9	100%	$861.1	100%	$53.0	100%

	Nine months ended
	September 26, 2014				September 27, 2013

	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$1,365.8	45%	$103.4	34%	$1,265.3	45%	$66.5	26%
Other Fresh Produce	1,343.5	45%	161.0	53%	1,278.1	46%	162.3	63%
Prepared Food	288.9	10%	37.7	13%	260.4	9%	28.7	11%
	$2,998.2	100%	$302.1	100%	$2,803.8	100%	$257.5	100%

	Quarter ended				Nine months ended
Net Sales by Geographic Region:	September 26, 2014		September 27, 2013		September 26, 2014		September 27, 2013

North America	$481.6	55%	$459.2	53%	$1,620.6	54%	$1,516.1	54%
Europe	154.0	17%	163.2	19%	558.9	19%	549.3	20%
Middle East	133.5	15%	132.4	16%	426.1	14%	376.8	13%
Asia	98.2	11%	95.9	11%	333.0	11%	322.6	12%
Other	17.3	2%	10.4	1%	59.6	2%	39.0	1%
	$884.6	100%	$861.1	100%	$2,998.2	100%	$2,803.8	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 26, 2014	December 27, 2013

Assets
Current assets:
Cash and cash equivalents	$37.3	$42.5
Trade accounts receivable, net	328.2	338.8
Other accounts receivable, net	63.2	59.3
Inventories, net	497.5	533.1
Other current assets	64.9	41.9
Total current assets	991.1	1,015.6

Investment in and advances to unconsolidated companies	2.1	2.1
Property, plant and equipment, net	1,161.5	1,101.2
Goodwill	330.9	331.4
Other noncurrent assets	142.3	138.9
Total assets	$2,627.9	$2,589.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$355.7	$356.0
Current portion of long-term debt and capital lease obligations	1.6	2.8
Other current liabilities	34.2	23.8
Total current liabilities	391.5	382.6

Long-term debt and capital lease obligations	138.1	248.6
Other noncurrent liabilities	207.5	206.8
Total liabilities	737.1	838.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,850.8	1,713.1
Noncontrolling interests	40.0	38.1
Total shareholders' equity	1,890.8	1,751.2
Total liabilities and shareholders' equity	$2,627.9	$2,589.2

Selected Balance Sheet Data:
Working capital	$599.6	$633.0
Total debt	$139.7	$251.4

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 26, 2014	September 27, 2013
Operating activities:
Net income	$145.0	$109.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	54.4	52.0
Amortization of debt issuance costs	0.3	0.3
Asset impairment, net	0.3	10.3
Gain on sale of securities	—	(2.3)
Gain on sales of property, plant and equipment	(0.4)	(0.3)
Foreign currency translation adjustment	(1.7)	(0.1)
Other changes	7.9	11.3
Changes in operating assets and liabilities:
Receivables, net	3.5	(23.6)
Inventories, net	26.3	(13.3)
Other current assets	(9.7)	(10.2)
Accounts payable and accrued expenses	19.7	27.6
Other noncurrent assets and liabilities	(2.5)	(3.6)
Net cash provided by operating activities	243.1	157.3

Investing activities:
Capital expenditures	(119.0)	(89.9)
Proceeds from sales of property, plant and equipment	1.2	8.9
Proceeds from sale of securities available-for-sale	—	7.8
Net cash used in investing activities	(117.8)	(73.2)

Financing activities:
Net repayments on long-term debt	(112.1)	(26.1)
Contributions from noncontrolling interests	5.0	3.6
Proceeds from stock options exercised	34.8	41.1
Excess tax benefit from stock-based compensation	0.1	—
Dividends paid	(20.9)	(21.2)
Repurchase and retirement of shares	(42.4)	(93.2)
Net cash used in financing activities	(135.5)	(95.8)

Effect of exchange rate changes on cash	5.0	2.4

Net increase (decrease) in cash and cash equivalents	(5.2)	(9.3)
Cash and cash equivalents, beginning	42.5	39.9
Cash and cash equivalents, ending	$37.3	$30.6

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Fresh Del Monte Produce Inc.

Third Quarter 2014 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 5% to $423.8 million, compared with $402.3 million in the third quarter of 2013. Worldwide pricing increased $0.47, or 3%, to $14.77 per unit, compared with $14.30 per unit in the third quarter of 2013. Volume was 2% higher than the prior year period. Gross profit for the quarter was $22.5 million, compared with $1.3 million in the third quarter of 2013. Unit cost was 2% lower than the prior year period.
Other Fresh Produce
Net sales for the quarter increased 1% to $371.0 million, compared with $366.1 million in the third quarter of 2013. The increase in net sales was primarily the result of higher sales volume in the Company's pineapple and tomato product lines, partially offset by lower sales volume in the Company's fresh-cut, melon and non-tropical product lines. Gross profit for the quarter was $40.7 million, compared with gross profit of $41.0 million in the third quarter of 2013.

Gold pineapple - Net sales increased 13% to $129.7 million. Volume increased 22%. Pricing decreased 7%. Unit cost was 5% lower.
Fresh-cut - Net sales decreased 9% to $96.0 million. Volume decreased 12%. Pricing increased 3%. Unit cost was 4% higher.
Non-tropical - Net sales decreased 1% to $80.5 million. Volume decreased 7%. Pricing increased 7%. Unit cost was 4% higher.
Tomato - Net sales increased 12% to $24.8 million. Volume increased 63%. Pricing decreased 31%. Unit cost was 25% lower.
Melon - Net sales decreased 13% to $8.6 million. Volume decreased 16%. Pricing increased 4%. Unit cost was 9% higher.
Prepared Food
Net sales for the quarter decreased 3% to $89.8 million, compared with $92.7 million in the third quarter of 2013, primarily due to lower sales volume in the Company's canned deciduous product line and decreased demand for canned pineapple.
Cash Flows
Net cash provided by operating activities for the first nine months of 2014 was $243.1 million, compared with $157.3 million in the same period of 2013.
Total Debt
Total debt decreased from $251.4 million at the end of 2013 to $139.7 million at the end of the third quarter of 2014. The decrease was due to repayment of debt as a result of higher cash flow.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2014 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 27, 2013 along with other reports that the Company has on file with the Securities and Exchange Commission.

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